Exhibit 4.2.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                 AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
                        DESCRIPTION, TERMS AND CONDITIONS

1. PURPOSE OF THE PLAN

      The purpose of this Amended and Restated Dividend Reinvestment Plan (the "Plan") is to provide the participating shareholders of Shenandoah Telecommunications Company (the "Company") with a convenient method of investing cash dividends in additional shares of the common stock of the Company at a cost that may, because of the Company's payment of brokerage fees associated with the purchases of Common Stock under the Plan, represent a savings over that available in normal open market purchases.

2. DEFINITIONS.

      For purposes of the Plan, the following words or phrases shall have meanings assigned to them below:

      (a) "Common Stock" shall mean the common stock, without par value, of the Company.

      (b)   "Company" shall mean Shenandoah Telecommunications Company.

      (c) "Fair Market Value" shall mean the value of the Common Stock determined by the Company as follows:

            (i) Exchange Traded. In the event that the Common Stock is listed on a national securities exchange, the fair market value per share shall be the average of the high and low sale prices of the Common Stock as reported on such exchange for each of the ten trading days immediately preceding the determination date.

            (ii) NASDAQ Listed. In the event that the Common Stock is not listed on a national securities exchange, but is then quoted on The NASDAQ Stock Market (whether the National or SmallCap Market), the fair market value per share shall be the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Stock Market for each of the ten trading days immediately preceding the determination date.

            (iii) OTC Traded. In the event that the Common Stock is not listed on a national securities exchange and is not quoted on The NASDAQ Stock Market, the fair market value per share shall be the average of the high and low bid and asked quotations of the Common Stock for each of the ten trading days immediately preceding the determination date as reported by two brokerage firms to be selected by the Company which are then making a market in the Common Stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the ten trading days preceding the determination date on which closing bid and asked quotations are available.

            (iv) Other. In the event that the Common Stock is not listed on a national securities exchange, is not quoted on The NASDAQ Stock Market and no closing bid and asked quotations are available, or that the fair market value per share cannot otherwise be determined as contemplated above, then fair market value per share shall be determined in good faith by the Company.

      (d) "Full Dividend Reinvestment Option" shall mean a Participant's option to reinvest dividends on all shares of Common Stock then or thereafter registered in his name.

Amended and Restated Drip adopted July 18, 2005

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      (e)   "Investment Date" shall mean the date a dividend is actually paid by the Company.

      (f) "Partial Dividend Reinvestment Option" shall mean a Participant's option to reinvest dividends on only a specified number of shares of Common Stock then registered in his name.

      (g) "Participant" shall mean a holder of record of Common Stock of the Company who has elected to participate in the Plan by delivering an executed Participant Card to the Plan Agent.

      (h) "Participant Card" shall mean the card or other document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

      (i) "Plan Agent" shall mean the Company, and shall also mean any other entity to which the Company has delegated all or any part of its responsibilities hereunder, other than the function of purchasing Plan Shares pursuant to the Plan.

      (j) "Plan Shares" shall mean shares of Common Stock that have been purchased on behalf of a Participant under the Plan.

      (k) "Purchasing Agent" shall mean the unaffiliated entity designated from time to time by the Board of Directors of the Company, the Company's Chief Executive Officer or the Company's Chief Financial Officer to purchase Plan Shares for the Participants.

      (l) "Record Date" shall mean the date on which a person must be registered as a shareholder on the stock books of the Company in order to receive a dividend.

3. ADMINISTRATION

      The Plan Agent shall administer the Plan for Participants. Purchases of Common Stock for issuance pursuant to the Plan will be made by the Purchasing Agent.

4. PARTICIPATION

      Subject to the provisions of Sections 4, 5, and 13 herein, all holders of record of the Common Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must become a shareholder of record with respect to any such shares that the shareholder desires to participate in the Plan by transferring such shares into his own name in order to participate in the Plan.

      The Plan Agent reserves the right not to offer participation in the Plan to those holders of record who reside in jurisdictions that require registration of the Plan with the securities commission of that jurisdiction.

5. ENROLLMENT; CHANGE IN PARTICIPATION LEVEL

      A shareholder of record may enroll in the Plan at any time by completing and signing a Participant Card and returning it to the Plan Agent, unless the Plan Agent or the Purchasing Agent has reason to believe that such enrollment is not, at such time, permitted under the laws of the jurisdiction in which such shareholder resides or under the laws of the United States. If a Participant Card requesting reinvestment of dividends is received by the Plan Agent on or before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If a Participant Card is received by the Plan Agent after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next Record Date if the shareholder is still a holder of record on such next Record Date. A Participant who elects to enroll in the Plan may choose to participate through either the Full Dividend Reinvestment Option or the Partial Dividend Reinvestment Option. Once a Participant has enrolled in the Plan, his participation continues with respect to his participating shares until the Participant

Amended and Restated Drip adopted July 18, 2005

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changes his participation level, as described in the next paragraph, or his participation is terminated pursuant to the terms of the Plan.

      A Participant may, at any time or from time to time, change his participation level and thereby increase or decrease his number of participating shares in the Plan by completing and signing a new Participant Card and returning it to the Plan Agent. If a new Participant Card requesting a change in participation level is received by the Plan Agent on or before the Record Date established for a particular dividend, the change will be reflected with that dividend. If a new Participant Card is received by the Plan Agent after the Record Date established for a particular dividend, the change in participation level will begin on the Investment Date following the next Record Date if the shareholder is still a holder of record on such next Record Date.

6. PURCHASES

      On each Investment Date, or the next trading day if the Investment Date does not fall on a trading day, the Company will pay to the Purchasing Agent the total amount of dividends payable on each Participant's shares of Common Stock enrolled in the Plan (including Plan Shares) and, except as otherwise directed by the Plan Agent, the Purchasing Agent shall use that amount to purchase Common Stock from the Company, in the open market, or a combination of both, for the Participant. Participants cannot choose the source of the shares of Common Stock. The price of Common Stock purchased from the Company will be the Fair Market Value of such Common Stock determined as of the Investment Date.

      Share purchases in the open market may be made in transactions effected on a national securities exchange, The NASDAQ Stock Market or over-the-counter trades, as applicable, or through negotiated transactions on terms that the Purchasing Agent may reasonably determine. Neither the Plan Agent nor any Participant will have any authority or power to direct the date, time, or price at which shares of Common Stock may be purchased or the selection of a broker or dealer through or from whom purchases are to be made by the Purchasing Agent. The price of all the shares of Common Stock purchased in the open market will be the weighted average price of all the shares purchased for the Plan for that investment (excluding brokerage commissions).

      Purchases will be made as soon as possible after the applicable Investment Date, but not more than thirty (30) days after such date. Interest will not be paid on funds held pending investment. No shares of Common Stock will be allocated to a Participant's account until the date on which the Purchasing Agent has purchased sufficient shares from the Company and/or in the open market to cover purchases for all Participants in the Plan.

7. TEMPORARY CURTAILMENT OF PURCHASES OR SALES

      Temporary curtailment or suspension of purchases of shares may be made at any time when such purchases would, in the judgment of the Plan Agent, contravene or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission, or any other governmental commission, agency or instrumentality, of any court or securities exchange or of The NASDAQ Stock Market or the National Association of Securities Dealers, Inc. The Plan Agent shall not be accountable or otherwise liable for failure to make purchases at such times.

8. COSTS

      Participants will be charged the actual cost (excluding brokerage commissions, which shall be paid by the Company) of all Common Stock purchased. All costs of administration of the Plan will be borne by the Company; however, reasonable service charges may be assessed by the Company upon thirty (30) days' notice to the Participants.

Amended and Restated Drip adopted July 18, 2005

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9. REPORTS TO PARTICIPANTS

      As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement of account showing (i) the amount of the dividend applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, (vi) the cost basis of whole shares purchased, (vii) the date of purchase and (viii) the amount of the dividend paid in cash in lieu of the issuance of fractional shares. Each Participant will receive annually Internal Revenue Service Form 1099, or any successor form, reporting dividend income received.

10. CERTIFICATES FOR SHARES

      Certificates for whole Plan Shares will be issued to Participants upon request. Certificates for fractional shares will not be issued under any circumstances. Instead, each Participant's account maintained by the Plan Agent will be credited with the number of fractional shares (calculated to at least three (3) decimal places) allocated to such Participant as a result of that investment.

11. TERMINATION OF ACCOUNT AND WITHDRAWALS

      A Participant may terminate his account at any time prior to a Record Date by giving written notice of termination to the Plan Agent. The effective date of any such termination shall be the fifth trading day following receipt by the Plan Agent of such notice, provided that the effective date of termination in the case of any termination notice received by the Plan Agent after a Record Date shall be the fifth trading day after the completion of the investment in Plan Shares in respect of the Investment Date following such Record Date. Within a reasonable time after the effective date of termination, the Plan Agent will deliver to the Participant (i) a certificate representing any previously unissued Plan Shares held under the Plan, if any, and (ii) a check for any uninvested dividends and the cash payable in lieu of fractional shares, if any then held in the Participant's account maintained by the Plan Agent. The amount of cash payable in lieu of any fractional shares will be calculated based on the Fair Market Value of the Common Stock determined as of the effective date of termination. A Participant's account will be automatically terminated if at anytime, the Participant has less than 1 whole share either enrolled or held by the Plan.

12. STOCK DIVIDENDS; STOCK SPLITS

      Reports detailing any stock dividends or split shares distributed by the Company will be mailed to each Participant. Stock Splits and stock dividends on enrolled and plan shares shall automatically be enrolled in the Plan, unless the Participant notifies the Plan Agent to the contrary.

13. AMENDMENT OR DISCONTINUANCE OF THE PLAN

      The Plan Agent may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Thirty (30) days' notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.

      The Plan Agent shall have the right at any time upon written notice to a Participant to suspend or terminate such Participant's participation in the Plan if it determines in its sole discretion that suspension or termination is appropriate because shares of Common Stock may not lawfully be offered or sold in the state in which the Participant resides or that the Participant is using the Plan for purposes inconsistent with the intended purpose of the Plan, or for any other reasons. In the event that a Participant's right to participate in the Plan is terminated, the Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 11 of the Plan on the effective date of such termination.

14. INTERPRETATION OF THE PLAN

      Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants.

Amended and Restated Drip adopted July 18, 2005

15. NOTICES

      All communications with or notices to the Participants may be given by letter addressed to the Participant at the Participant's last address of record with the Company. The Participant agrees to give prompt written notice to the Company of any change of address.

      All communications with or notices required to be given to the Plan Agent should be addressed to:

           Shenandoah Telecommunications Company
           500 Shentel Way
           Post Office Box 459
           Edinburg, Virginia 22824
           Attention: Dividend Reinvestment Plan

      Additional Participant Cards may be requested and inquiries made about the Plan by writing to the mailing address shown above or by calling the Plan Agent at (540) 984-4141.

      In the event of any change in or substitution of the Plan Agent, a notice of the new Plan Agent's address and telephone number shall be sent to all participants and this Section 15 shall be amended accordingly.

16. DUTIES AND RESPONSIBILITIES

      Neither the Company, the Plan Agent nor its nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities, except such as are expressly set forth herein. Neither the Company nor the Plan Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the time or prices at which Common Stock is purchased for a Participant, or any inability to purchase Common Stock for any reason or (b) for any fluctuation in the market value of the Common Stock.

17. GOVERNING LAW

      This Plan is governed by the laws of the Commonwealth of Virginia.

18. NO TERMINATION BY OPERATION OF LAW

      The delivery by a Participant of a signed Participant Card to the Plan Agent shall constitute an irrevocable appointment of the Plan Agent as such Participant's agent, which appointment can only be terminated by terminating such Participant's account in the manner provided in Section 11 or 13. The authority conferred by the Participant Card shall not be terminated by operation of law, whether by the death or incapacity of the Participant, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.

19. GENDER AND NUMBER

      Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

20. EFFECTIVE DATE

      The effective date of the Plan is August 12, 2005.

Amended and Restated Drip adopted July 18, 2005